Exhibit 10.12

March  16,  2006

Mr.  Thomas  McNeill
32  Seneca  Drive
Commack,  NY  11725

Dear  Tom,

Please accept this correspondence as confirmation of an offer of employment from Colorado Prime Corporation. Listed below are the particulars:

     Position:          VP,  CFO
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     Start  Date:     April  17,  2006
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     Salary:          $200,000
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Upon  satisfactory  completion of a public transaction and adequate financing of the Company's strategic plan, base salary will be increased upon closing to $215,000.

Salary can go up but not down, otherwise this will be deemed a termination of employment contract and cause such provisions to go in effect.

Bonus:     Eligible  for  participation  in  Corporate  Incentive  Plan  tied to
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overall  profit attainment ranges.  Bonus potential range +/- from 10% to 50% of base salary when +/- percentage of 100% of EBITDA is attained. (Exact schedule to be developed.)

Stock  Options:     Eligible  for  option grants at the time the company becomes
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public  and  at  other such times as deemed appropriate by the CEO, commensurate with  a  CFO  position.

Equity:     Regarding  equity granted and vested; a) 100% vesting of grants upon
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change of control, b) any vested options or warrants held by the employee may be exercised for the duration of the original exercise period even in the event of employee resignation or termination.

     Example: 3 shares - 3 year vest term - month 25 employee tenders resignation, accordingly 2 shares vest

Health Benefits:     Eligible for participation in health benefit plans (medical
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and  dental)  to coincide with date of hire (may be required to provide evidence of insurability and no break in prior coverage). Under the company's medical plan, there is no exception for the 90-day enrollment period (3 full months of employment, then enrollment on the 1st day of the following month), regardless of employment status. Therefore, the company would pay your COBRA for that period.

401(k) Benefits:     Participation in the plan requires six months of continuous
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employment,  after  which  participation is coincident with the beginning of the next quarter. Discretionary company match equal to 40% of the employee deferral contribution up to 1% of the employee's annual compensation. Under the Colorado Prime Corporation 401(k) Plan, there are no exceptions for the six month enrollment period, regardless of employment status. Information on Health and 401(k) Plan delivered under separate cover.

Life  Insurance:     1  times  annual  compensation  up to $150,000 (health plan
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participants)

Mr.  Thomas  McNeill
March  16,  2006
Page  2

Time  Accrual:
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Vacation:  4  weeks  per  year
Personal/Sick:  5  days  per  year
Holidays:  7  days

Miscellaneous:     Cell  phone,  newspaper,  conferences  as needed and based on
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business  disciplines  (common  sense  would  prevail).

Change  of  Control/Severance:
-----------------------------

It is understood that your employment is voluntary in nature and is employment-at-will.

In the event of termination of employment without cause, the employee shall receive severance paid in one lump sum at the rate of one times the current annual salary if the company is in a cash position (at the sole discretion of the CEO) to honor this request. Company benefits in effect would continue for 12 months.

If the company is not in a cash position (at the sole discretion of the CEO), severance will be paid at one times the current annual salary over a period of 6 months. Company benefits in effect would continue for 12 months.

In the event of a change of control, severance would be paid in one lump sum at one and a half times the annual salary if the company is in a cash position (at the sole discretion of the CEO). Company benefits in effect would continue for 12 months.

In the event of a change of control and the company is not in a cash position (at the sole discretion of the CEO), severance would be paid at one and a half times the annual salary paid over a period of 6 months. Company benefits in effect would continue for 12 months.

Post change of control, employee has 30 days to exercise a "leave" provision. If employee decides to leave and gives notice within this 30-day timeframe, change of control provisions apply.

If employee resigns, or is terminated for good cause (including but not limited to; willful misconduct or gross negligence in the performance or intentional nonperformance of any employee's material duties and responsibilities, willful dishonesty, fraud, alcohol or illegal drug abuse, or misconduct with respect to the business affairs of the Company, conviction of a felony or other crime involving moral turpitude) no severance would be paid.

LT  Disability:     The  Company currently has no long-term disability coverage,
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but  based  on  growth  and  profitability,  we  may  consider  this  benefit.

We look forward to you joining the team, are excited about working with you and welcome you.

Warmest  regards,

/s/Paul  A.  Roman
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Paul  A.  Roman
Chairman,  CEO


     I acknowledge and accept the Colorado Prime Corporation offer of employment.


/s/Thomas  McNeill                     March 16, 2006
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Thomas  McNeill                              Date